                                                                      EXHIBIT 28






                          LONDON FINANCIAL CORPORATION
                               2 EAST HIGH STREET
                               LONDON, OHIO 43140
                                 (614) 852-0787

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the 1997 Annual Meeting of Shareholders of London Financial Corporation ("LFC") will be held at the office of The Citizens Loan & Savings Company, 2 East High Street, London, Ohio 43140, on January 23, 1997, at 10:00 a.m., Eastern Time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

                     1. To elect three directors of LFC for terms expiring in 1999;

                     2. To approve the London Financial Corporation 1997 Stock Option and Incentive Plan, a copy of which is attached hereto as Exhibit A;

                     3. To approve The Citizens Loan & Savings Company Management Recognition Plan and Trust, a copy of which is attached hereto as Exhibit B;

                     4. To ratify the selection of Grant Thornton LLP as the auditors of LFC for the current fiscal year; and

                     5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of LFC of record at the close of business on December 5, 1996, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. The giving of a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                              By Order of the Board of Directors





                                              John J. Bodle, President


London, Ohio
December 12, 1996

                          LONDON FINANCIAL CORPORATION
                               2 EAST HIGH STREET
                               LONDON, OHIO 43140
                                 (614) 852-0787

                                 PROXY STATEMENT

                                     PROXIES

         The enclosed Proxy is being solicited by the Board of Directors of London Financial Corporation, an Ohio corporation ("LFC"), for use at the 1997 Annual Meeting of Shareholders of LFC to be held at the office of The Citizens Loan & Savings Company ("Citizens"), 2 East High Street, London, Ohio 43140, on January 23, 1997, at 10:00 a.m., Eastern Time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by a shareholder by execution of a later dated proxy which is received by LFC before the Proxy is exercised or by giving notice of revocation to LFC in writing or in open meeting before the Proxy is exercised. Attendance at the Annual Meeting will not, of itself, revoke a proxy.

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

                  FOR the election of Donald E. Forrest, Edward D. Goodyear and Kennison A. Sims as directors of LFC for terms expiring in 1999;

                  FOR the approval of the London Financial Corporation 1997 Stock Option and Incentive Plan (the "Stock Option Plan"), a copy of which is attached hereto as Exhibit A;

                  FOR the approval of The Citizens Loan & Savings Company Management Recognition Plan and Trust (the "MRP"), a copy of which is attached hereto as Exhibit B; and

                  FOR the ratification of the selection of Grant Thornton LLP ("Grant Thornton") as the auditors of LFC for the current fiscal year.

Proxies may be solicited by the directors, officers and other employees of LFC and Citizens, in person or by telephone, telegraph or mail only for use at the Annual Meeting. Such proxies will not be used for any other meeting. The cost of soliciting proxies will be borne by LFC.

         Only shareholders of record as of the close of business on December 5, 1996 (the "Voting Record Date"), are entitled to vote at the Annual Meeting. Each such shareholder will be entitled to cast one vote for each share owned. LFC's records disclose that, as of the Voting Record Date, there were 529,000 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to shareholders of LFC on or about December 20, 1996.


                                  VOTE REQUIRED

ELECTION OF DIRECTORS

         Under Ohio law and LFC's Code of Regulations (the "Regulations"), the three nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified in the enclosed Proxy. If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted FOR the re-election of the three nominees.

APPROVAL OF THE STOCK OPTION PLAN AND THE MRP

         The affirmative vote of the holders of at least a majority of the outstanding shares of LFC is necessary to approve the Stock Option Plan and the MRP. Generally, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the Annual Meeting, but not voted with respect to such proposals ("Non-votes"), will have the same effect as a vote against the approval of the Stock Option Plan and the MRP. If, however, shares are represented at the Annual Meeting by a shareholder who signed and dated a proxy in the form of the enclosed Proxy, but who did not vote on the approval of the Stock Option Plan or the MRP by marking the appropriate block on the Proxy, such shares will be voted FOR the adoption of the Stock Option Plan and the MRP and will not be considered Non-votes.

RATIFICATION OF SELECTION OF AUDITORS

         The affirmative vote of the holders of a majority of the shares of LFC represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Grant Thornton as the auditors of LFC for the current fiscal year. Non-votes will have the same effect as a vote against the approval of such ratification, as will abstentions. If, however, shares are represented at the Annual Meeting by a shareholder who signed and dated a proxy in the form of the enclosed Proxy, but who did not vote on the ratification of the selection of Grant Thornton by marking the appropriate block on the Proxy, such shares will be voted FOR the ratification of the selection of Grant Thornton and will not be considered Non-votes.


   VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only person known to LFC to own beneficially more than five percent of the outstanding common shares of LFC, as of December 11, 1996:

                                                    Amount and Nature of                          Percent of
 Name and Address                                   Beneficial Ownership                      Shares Outstanding
 ----------------                                   --------------------                      ------------------
 First Bankers Trust, N.A.
 1201 Broadway                                           42,320 (1)                                  8.0%
 Quincy, Illinois 62301
----------------------------

(1) Consists of shares held by First Bankers Trust, N.A., as the trustee for the London Financial Corporation Employee Stock Ownership Plan.

         The following table sets forth certain information with respect to the number of common shares of LFC beneficially owned by each director of LFC and by all directors and executive officers of LFC as a group, as of December 11, 1996:

                                               Amount and Nature of                      Percent of
Name and Address (1)                         Beneficial Ownership (2)                Shares Outstanding
--------------------                         ------------------------                ------------------

John I. Andrix                                       19,786 (3)                             3.74%
Rodney A. Bell                                       20,286 (4)                             3.83%
John J. Bodle                                        20,187 (5)                             3.82%
Donald E. Forrest                                    19,786                                 3.74%
Edward D. Goodyear                                   19,786 (6)                             3.74%
Kennison A. Sims                                     20,000 (7)                             3.78%
All directors and executive officers
   as a group (8 people)                            100,762                                19.05%
-----------------------------

(1) Each of the persons listed on this table may be contacted at the address of LFC.

(2) The beneficial owner has sole voting and investment power unless otherwise indicated.

(3) Includes 6,561 shares held by Andrix & Company, of which Mr. Andrix is the owner.

(4) Includes 500 shares held by Mr. Bell's son. The remainder of such shares are held by Mr. Bell jointly with his spouse.

(5) Includes 10,895 shares held by Mr. Bodle jointly with his spouse and 811 shares held by Mr. Bodle's spouse individually.

(6)      Includes 10,832 shares held by Mr. Goodyear jointly with his spouse.

(7)      Includes 6,675 shares held by Mr. Sims jointly with his spouse.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the federal securities laws, each director and executive officer of LFC is required to file a Form 3 to report his beneficial ownership of common shares of LFC to the Securities and Exchange Commission within 10 days after the date on which he becomes a director or executive officer. LFC must disclose in its Proxy Statements any failure to file a Form 3 timely. At the time of his appointment to the Board of Directors of LFC in May 1996, Mr. Kennison A. Sims did not file a Form 3 as required within 10 days following such appointment. See "PROPOSAL ONE - ELECTION OF DIRECTORS."


                      PROPOSAL ONE - ELECTION OF DIRECTORS
                      ------------------------------------

ELECTION OF DIRECTORS

         The Regulations provide for a Board of Directors consisting of seven persons divided into two classes. In accordance with Section 2.02 of the Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of LFC by the later of the December 1st immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of LFC owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.

         The Board of Directors proposes the reelection of the following persons to serve until the Annual Meeting of Shareholders in 1999 and until their successors are duly elected and qualified or until their earlier resignation, removal from office or death:

                                                                                        Director
                                                                                         of LFC
Name                            Age (1)             Position(s) Held                    Since (2)
----                            -------             ----------------                    ---------

Donald E. Forrest                  75                   Director                          1996
Edward D. Goodyear                 49                   Director                          1996
Kennison A. Sims                   44                   Director                          1996
-----------------------------

(1)      As of December 1996.

(2) Mr. Forrest and Mr. Goodyear became directors of LFC in connection with the conversion of Citizens from mutual to stock form (the "Conversion") and the formation of LFC as the holding company for Citizens. Mr. Sims was appointed in May 1996 by the Board of Directors to fill a vacancy on the Board of Directors.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute as the Board of Directors recommends.

         The following directors will continue to serve as directors of LFC after the Annual Meeting for the terms indicated:

                                                                                Director of
   Name (1)                   Age (2)             Positions Held               LFC Since (3)          Term Expires
   --------                   -------             --------------               -------------          ------------

   John I. Andrix               49                Director                          1996                  1998
   Rodney A. Bell               77                Director                          1996                  1998
   John J. Bodle                49                Director and President            1996                  1998
------------------------------

(1) There is currently one vacancy in the class of directors the term of which expires in 1998. The Board of Directors is currently considering the manner in which such vacancy should be filled.

(2)      As of December 1996.

(3)      Each director became a director in connection with the Conversion.

         MR. JOHN I. ANDRIX. Mr. Andrix has been the President and owner of Andrix & Company, a general insurance agency located in Madison County, Ohio since 1974.

         MR. RODNEY A. BELL. From 1958 to 1986, Mr. Bell owned and operated Rod-Bell Ford, an automobile dealership in London, Ohio. Mr. Bell sold the dealership to Buckeye Ford in 1986. Since 1986, Mr. Bell has been a salesman at Buckeye Ford.

         MR. JOHN J. BODLE. Mr. Bodle has been the President of LFC since 1995 and the President of Citizens since 1991. Mr. Bodle has been an employee of Citizens since 1986.

         MR. DONALD E. FORREST. For the past 48 years, Mr. Forrest has been the owner-operator of Forrest Trucking Company, West Jefferson and London, Ohio.

         MR. EDWARD D. GOODYEAR. Mr. Goodyear is a Certified Public Accountant who has practiced in London, Ohio, since 1971. Since 1974, Mr. Goodyear has been the Assistant Treasurer of The Dispatch Printing Company, publisher of THE COLUMBUS DISPATCH newspaper.

         MR. KENNISON A. SIMS. Mr. Sims has been the owner-operator of The Sims Construction Company, located in London, Ohio, since 1976.

MEETINGS OF DIRECTORS

         LFC was incorporated in October 1995. The Board of Directors of LFC met seven times for regularly scheduled and special meetings during the fiscal year ended September 30, 1996. Each director attended at least 75% of the aggregate of such meetings.

         Each director of LFC is also a director of Citizens. The Board of Directors of Citizens met 16 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1996. Each director attended at least 75% of the aggregate of such meetings and all meetings of committees of the Board of Directors of which such director was a member.

COMMITTEES OF DIRECTORS

         The Board of Directors of LFC has a Stock Option Plan Committee and an MRP Committee.

         The members of the Stock Option Plan Committee are Messrs. Andrix, Goodyear and Sims. The Stock Option Plan Committee administers the Stock Option Plan and determines the number of shares to be covered by options granted to the officers and employees of LFC and Citizens pursuant to the Stock Option Plan.

         The members of the MRP Committee are Messrs. Andrix, Goodyear and Sims. The MRP Committee administers the MRP and determines the number of shares to be awarded to officers and employees of LFC and Citizens pursuant to the Stock Option Plan.

         The Board of Directors of Citizens has an Executive Committee, an Audit Committee and a Classification and Fixed Asset Committee, but no separate nominating or compensation committees.

         The members of the Executive Committee are Messrs. Andrix, Goodyear and Bodle. With authority to approve individual loans in amounts less than $150,000, the Executive Committee also sets compensation for the executive officers of Citizens, subject to approval by the full Board of Directors, and is authorized to act on behalf of the Board of Directors between regular meetings of the Board of Directors. The Executive Committee met 12 times during the fiscal year ended September 30, 1996.

         The members of the Audit Committee are Messrs. Bell, Forrest and Goodyear. The Audit Committee is responsible for auditing teller boxes, reviewing and reporting to the full Board of Directors on the independent audits of LFC and reviewing loan files for regulatory compliance and adherence to the lending policies of Citizens. The Audit Committee met six times during the fiscal year ended September 30, 1996.

         The members of the Classification and Fixed Asset Committee are Messrs. Andrix, Bell and Bodle. The function of the Classification and Fixed Asset Committee is to review delinquent loans, non-performing assets and real estate acquired through foreclosure proceedings and to report and recommend action to the full Board of Directors with regard thereto. The Classification and Fixed Asset Committee met four times during the fiscal year ended September 30, 1996.

                               EXECUTIVE OFFICERS

         In addition to Mr. Bodle, the President of both LFC and Citizens, the following persons are executive officers of LFC and Citizens and hold the designated positions:

Name              Age (1)        Position(s) Held
----              -------        ----------------

Joyce E.             44          Vice President and Treasurer of
Bauerle                             Citizens and Treasurer of LFC
Rebecca              39          Secretary of LFC and Citizens
A. Lohr
-----------------------------

(1)           As of December 1996.

         MS. JOYCE E. BAUERLE. Ms. Bauerle has served as a Vice President of Citizens since January 1996 and has served as the Treasurer of Citizens since 1981 and as Treasurer of LFC since LFC's incorporation in October 1995.

         MS. REBECCA A. LOHR. Ms. Lohr has served as the Secretary of Citizens for the past five years and as the Secretary of LFC since October 1995.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         No executive officer of LFC or Citizens received compensation in excess of $100,000 in fiscal 1996. The following table sets forth the compensation paid to John J. Bodle, the President of LFC and Citizens, for the fiscal years ended September 30, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                         Annual Compensation
Name and Principal                                                                              All Other
Position                         Year             Salary ($)              Bonus ($)          Compensation (1)
--------                         ----             ----------              ---------          ----------------

John J. Bodle                    1996               $55,530                $10,725                $8,400
President                        1995                53,560                 11,962                 7,100
----------------------------

(1) Consists of directors' fees. Does not include amounts attributable to miscellaneous benefits received by Mr. Bodle, the cost of which was less than 10% of his annual salary and bonus.

DIRECTOR COMPENSATION

         LFC pays no director's fees. Each director of Citizens currently receives a fee of $500 for each meeting of the Board of Directors attended. In addition, each member of the Executive Committee, the Audit Committee and the Classification and Fixed Asset Committee receives, respectively, $300, $100 and $100 for each committee meeting attended.

EMPLOYMENT AGREEMENTS

         On March 29, 1996, Citizens entered into an employment agreement with Mr. Bodle (the "Employment Agreement"). Citizens has not entered into an employment agreement with any other officer.

         The Employment Agreement provides for a term of three years, a salary of not less than $53,560 and performance review by the Board of Directors not less often than annually. The Employment Agreement also provides for the inclusion of Mr. Bodle in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible.

         The Employment Agreement is terminable by Citizens at any time. In the event of termination by Citizens for "just cause," as defined in the Employment Agreement, Mr. Bodle will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Citizens other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Bodle will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date on which Mr. Bodle becomes employed full-time by another employer.

         The Employment Agreement also contains provisions with respect to the occurrence of the following within one year of a "change of control": (1) the termination of employment of Mr. Bodle for any reason other than just cause, retirement or termination at the end of the term of the Employment Agreement and
(2) a constructive termination resulting from a change in the capacity or circumstances in which Mr. Bodle is employed or from a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without Mr. Bodle's written consent. In the event of any such occurrence, Mr. Bodle will be entitled to receive an amount equal to three times his average annual compensation for the three taxable years immediately preceding the termination of employment. In addition, Mr. Bodle will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Bodle may receive under such provisions, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Citizens or LFC, the control of the election of a majority of the directors of Citizens or LFC or the exercise of a controlling influence over the management or policies of Citizens or LFC.

CERTAIN TRANSACTIONS

         Citizens has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. As required by federal law, all such loans to executive officers and directors are made in the ordinary course of business, on the same terms and conditions as those of comparable transactions prevailing at the time and in accordance with Citizens' underwriting guidelines. In addition, such loans do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to all officers and directors and their related interests totaled $472,844 at September 30, 1996.


           PROPOSAL TWO - APPROVAL OF THE LONDON FINANCIAL CORPORATION
           -----------------------------------------------------------
                      1996 STOCK OPTION AND INCENTIVE PLAN
                      ------------------------------------


GENERAL

         On November 21, 1996, the Board of Directors of LFC adopted the Stock Option Plan. In accordance with the terms of the Stock Option Plan and regulations of the Office of Thrift Supervision (the "OTS"), the Stock Option Plan must also be approved by the holders of a majority of the outstanding shares of LFC. The provisions of the Stock Option Plan comply with OTS regulations. The OTS in no way endorses or approves the Stock Option Plan. THE BOARD OF DIRECTORS OF LFC RECOMMENDS THAT THE SHAREHOLDERS OF LFC APPROVE THE STOCK OPTION PLAN.

         The following is a summary of the terms of the Stock Option Plan and is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which is attached hereto as Exhibit A.

PURPOSE, ADMINISTRATION AND ELIGIBILITY

         The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers and employees of LFC and its subsidiaries by facilitating their purchase of a stock interest in LFC. Pursuant to the Stock Option Plan, 52,900 common shares have been reserved for issuance by LFC upon the exercise of options to be granted to certain directors, officers and employees of Citizens and LFC from time to time under the Stock Option Plan. If options in respect of all shares reserved for issuance under the Stock Option Plan are granted and exercised, the voting power of existing shareholders will be diluted by approximately 10% and the influence of directors and officers of LFC over the outcome of the vote on any matters submitted to LFC shareholders, including changes of control, will increase.

         The Stock Option Plan will be administered by a committee of directors composed of at least three directors of LFC who are not employees of LFC (the "Stock Option Committee"). The Stock Option Committee may grant options under the Stock Option Plan at such times as they deem most beneficial to Citizens and LFC on the basis of the individual participant's responsibility, tenure and future potential to Citizens and LFC. Grants must be made in accordance with OTS regulations which provide that no individual may receive options to purchase more than 25% of the shares which are reserved for issuance under the Stock Option Plan and that no director who is not an employee of LFC or Citizens may receive options to purchase more than 5% of such shares individually or 30% in the aggregate.

         Without further approval of the shareholders, the Board of Directors may at any time terminate the Stock Option Plan or may amend it from time to time in such respects as the Board of Directors may deem advisable, except that the Board of Directors may not, without the approval of the shareholders, make any amendment which would (a) increase the aggregate number of common shares which may be issued under the Stock Option Plan (except for adjustments to reflect certain changes in the capitalization of LFC), (b) materially modify the requirements as to eligibility for participation in the Stock Option Plan, or
(c) materially increase the benefits accruing to participants under the Stock Option Plan. Notwithstanding the foregoing, the Board of Directors may amend the Stock Option Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

OPTION TERMS

         Options granted under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") or may not be ISOs ("Non-qualified Options"). The option exercise price for ISOs and Non-qualified Options will be determined by the Stock Option Committee at the time of grant, but must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date of grant. In the case of an ISO granted to an employee who owns more than 10% of LFC's outstanding common shares at the time an ISO is granted under the Stock Option Plan, however, the exercise price of the ISO may not be less than 110% of the fair market value of the shares on the date of the grant and the ISO may not be exercisable after the expiration of five years from the date of grant.

         An option recipient will not be permitted to transfer or assign an option other than by will, in accordance with the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction. "Termination for cause," as defined in the Stock Option Plan, will result in the annulment of any outstanding options.

         LFC will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, LFC will receive payment of cash, common shares of LFC or a combination of cash and common shares from option recipients in exchange for shares issued. The market value of the common shares underlying the options reserved for the Stock Option Plan is $714,150, based upon the number of shares reserved, multiplied by the $13.50 per share closing bid price quoted by The Nasdaq SmallCap Market ("Nasdaq") on December 11, 1996.

TAX TREATMENT OF INCENTIVE STOCK OPTIONS

         An optionee who is granted an ISO will not recognize taxable income either on the date of grant or on the date of exercise, although the alternative minimum tax may apply. Upon disposition of shares acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. If the optionee disposes of the shares within two years of the date of grant or within one year from the date of the transfer of the shares to the optionee (a "Disqualifying Disposition"), however, then the optionee will recognize ordinary income, as opposed to capital gain, at the time of disposition in an amount generally equal to the lesser of (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the shares have been held.

         LFC is not entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition. Ordinary income from a Disqualifying Disposition will constitute compensation but will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes.

         If the holder of an ISO pays the exercise price, in whole or in part, with previously acquired shares of LFC, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except as otherwise described herein, no gain or loss is recognized by the optionee upon delivering previously acquired shares to LFC, and shares received by the optionee equal in number to previously acquired common shares exchanged therefor will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. (The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements for avoidance of a Disqualifying Disposition.) Shares received by the optionee in excess of the number of shares previously acquired will have a basis for federal income tax purposes of zero and a holding period which commences as of the date the shares are transferred to the optionee upon exercise of the ISO. If the exercise of an ISO is effected using shares previously acquired through the exercise of an ISO, the exchange of such previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

TAX TREATMENT OF NON-QUALIFIED OPTIONS

         An optionee receiving a Non-qualified Option does not recognize taxable income on the date of grant of the option, provided that the option does not have a readily ascertainable fair market value at the time it is granted. The optionee must recognize ordinary income generally at the time of exercise of a Non-qualified Option in the amount of the difference between the fair market value of the shares on the date of exercise and the option price. The ordinary income received will constitute compensation for which tax withholding by LFC generally will be required. The amount of ordinary income recognized by an optionee will be deductible by LFC in the year that the optionee recognizes the income if LFC complies with the applicable withholding requirement.

         If, at the time of exercise, the sale of the shares could subject the optionee to short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, such person generally will not recognize ordinary income until the date that the optionee is no longer subject to such Section 16(b) liability. Upon such date, the optionee will recognize ordinary income in an amount equal to the fair market value of the shares on such date less the option exercise price. Nevertheless, the optionee may elect under Section 83(b) of the Code within 30 days of the date of exercise to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

         Shares acquired upon the exercise of a Non-qualified Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee will recognize long-term capital gain or loss if the optionee has held the shares for more than one year prior to disposition, or short-term capital gain or loss if the optionee has held the shares for one year or less.

         If a holder of a Non-qualified Option pays the exercise price, in whole or in part, with previously acquired shares of LFC, the optionee will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The optionee will not recognize gain or loss with respect to the previously acquired shares upon delivering such previously acquired shares to LFC unless such delivery constitutes a Disqualifying Disposition of shares acquired through the exercise of an ISO. Shares received by an optionee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period as such previously acquired shares. Shares received by an optionee in excess of the number of such previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares will commence as of the date of exercise or such other relevant date.

PROPOSED AWARDS

         The Board of Directors of LFC adopted the Stock Option Plan on November 21, 1996. If the shareholders approve the Stock Option Plan, options to purchase 3,174 common shares of LFC will automatically be granted in accordance with the terms of the Stock Option Plan to each non-employee director on the fifth business day following the effective date of the Stock Option Plan. Options to purchase 3,174 common shares of LFC will also be automatically granted in accordance with the terms of the Stock Option Plan to each non-employee director who is not a director on the effective date of the Stock Option Plan, but who is subsequently elected or appointed to the Board of Directors of LFC, Citizens or a subsidiary of LFC on the date of such election or appointment, if reserved shares remain available under the Stock Option Plan.

         In addition, if the shareholders approve the Stock Option Plan at the Annual Meeting, the Stock Option Committee intends to grant the following options under the Stock Option Plan to the corresponding executive officers:

   Name of Recipient                            Shares Subject to Options
   -----------------                            -------------------------
    John J. Bodle                                        13,225
    Joyce E. Bauerle                                      1,500
    Rebecca A. Lohr                                       1,500

The Stock Option Committee also intends to grant options to purchase 6,000 common shares to the employees of LFC and Citizens who are not executive officers. No determination has yet been made with respect to the extent to which the options granted to employees will be ISOs.

         If reserved shares are available under the Stock Option Plan, the Stock Option Committee may grant options under the Stock Option Plan to the directors, officers and employees of LFC and Citizens in the future at such times as they deem most beneficial to LFC and Citizens on the basis of the individual participant's responsibility, tenure and future potential. Options awarded under the Stock Option Plan will become exercisable at the rate of one-fifth per year commencing on the date that is one year after the date of grant of the award.

         THE BOARD OF DIRECTORS OF LFC RECOMMENDS THAT THE SHAREHOLDERS OF LFC APPROVE THE STOCK OPTION PLAN. Accordingly, the shareholders of LFC will be asked to approve the following resolution at the Annual Meeting:

                  RESOLVED, that the London Financial Corporation 1997 Stock Option and Incentive Plan be, and it hereby is, approved.

        PROPOSAL THREE - APPROVAL OF THE CITIZENS LOAN & SAVINGS COMPANY
        ----------------------------------------------------------------
                      MANAGEMENT RECOGNITION PLAN AND TRUST
                      -------------------------------------

GENERAL

         On November 21, 1996, the Board of Directors of LFC adopted the MRP. In accordance with the terms of the MRP and regulations of the OTS, the MRP must also be approved by the holders of a majority of the outstanding shares of LFC. The provisions of the MRP comply with OTS regulations. The OTS in no way endorses or approves the MRP. THE BOARD OF DIRECTORS OF LFC RECOMMENDS THAT THE SHAREHOLDERS OF LFC APPROVE THE MRP.

         The following is a summary of the terms of the MRP and is qualified in its entirety by reference to the full text of the MRP, a copy of which is attached hereto as Exhibit B.

PURPOSE, ADMINISTRATION AND ELIGIBILITY

         The purpose of the MRP is to provide directors, officers and certain key employees of LFC and Citizens with an ownership interest in LFC in a manner designed to compensate such directors, officers and key employees for services to LFC and Citizens. If the shareholders approve the MRP at the Annual Meeting, Citizens expects to contribute sufficient funds to enable the MRP to purchase up to 21,160 common shares of LFC at the market price at the time of such purchase.

         The MRP will be administered by a committee of directors composed of at least three directors of Citizens who are not employees of Citizens (the "MRP Committee"). The MRP Committee will determine the number of shares to be awarded to eligible participants other than non-employee directors. The MRP Committee may make awards under the MRP to the officers and employees of LFC and Citizens at such times as they deem most beneficial to LFC on the basis of the individual participant's responsibility, tenure and future potential. Grants must be made in accordance with OTS regulations, which provide that no individual may be awarded more than 25% of the shares which are reserved for issuance under the MRP and that directors who are not employees of LFC or Citizens may not receive more than 5% of such shares individually or 30% in the aggregate. The MRP will either purchase the 21,160 common shares of LFC in the open market or from the authorized, but unissued shares of LFC.

         In the event that the MRP purchases all 21,160 shares from authorized, but unissued shares of LFC, the voting power of current shareholders will be diluted by approximately 4%.

TERMS

         Unless the MRP Committee specifies a longer period of time, one-fifth of the number of shares awarded to an individual will become earned and non-forfeitable on each of the first five anniversaries of the date of such award. Compensation expense in the amount of the fair market value of the MRP shares will be recognized as the shares are earned. Until shares awarded are earned by the participant, such shares will be forfeited in the event that the participant ceases to be either a director or an employee of Citizens, except that in the event of the death or disability of a participant, the participant's shares will be deemed to be earned and non-forfeitable.

         The shares, together with any cash dividends or distributions paid thereon, will be distributed as soon as practicable after they are earned. A participant may direct the voting of all shares awarded to him or her which have been earned, but have not yet been distributed to him or her. Shares that have been awarded, but not earned, will be voted in the discretion of the MRP Trustee to be appointed by the MRP Committee. Shares that have been awarded, but not earned, may not be transferred.

         The Board of Directors of Citizens may, by resolution, amend or terminate the MRP.

TAX TREATMENT OF SHARES AWARDED UNDER THE MRP

         Persons receiving shares under the MRP generally will not recognize income upon the award of such shares, but will recognize ordinary income when and to the extent such shares become earned and non-forfeitable, in an amount equal to the fair market value of the shares at the time such shares become earned and non-forfeitable plus the amount of any earnings distributed to the participant with respect to such shares. If applicable withholding requirements are satisfied, LFC will be entitled to a deduction each year in an amount equal to the income, if any, recognized by participants for such year.

         Under Section 83(b) of the Code, a participant may elect, within 30 days after the shares are awarded, to recognize ordinary income on the date the shares are awarded based on the fair market value of the shares on such date. If the election is made, Citizens would be entitled to a deduction for an equivalent amount. A participant making such an election will have a tax basis in the shares equal to the amount of ordinary income recognized, and the participant's holding period for capital gains purposes for such shares will commence on the date the shares are awarded. If a Section 83(b) election is made, however, and the shares are subsequently forfeited, the participant will not be entitled to either a deduction of the amount previously recognized as income with respect to such shares or a refund of any tax paid thereon. If an election under Section 83(b) is not made with respect to an award, Citizens will recognize the compensation expense arising from such award ratably over the five year vesting period, based on the fair market value of the shares at the time of vesting.

PROPOSED AWARDS

         The Board of Directors of LFC adopted the MRP on November 21, 1996. If the shareholders approve the MRP, Citizens expects to contribute sufficient funds to enable the MRP to purchase up to 21,160 common shares of LFC at the market price at the time of such purchase. After such purchase, 1,270 common shares of LFC will automatically be awarded in accordance with the terms of the MRP to each non-employee director on the fifth business day following the effective date of the MRP. Common shares of LFC may also be awarded under the MRP to each non-employee director who was not a director on the effective date of the MRP, but who is subsequently elected or appointed to the Board of Directors of LFC, Citizens or a subsidiary of LFC on the date of such election or appointment.

         In addition, if the shareholders approve the MRP at the Annual Meeting, the MRP Committee intends to make the following awards under the MRP:

   Name of Recipient                             Shares to be Awarded
   -----------------                             --------------------
   John J. Bodle                                        5,290
   Joyce E. Bauerle                                     1,000
   Rebecca A. Lohr                                      1,000

The MRP Committee also intends to award 4,000 common shares to the employees of Citizens who are not executive officers. The MRP Committee may award shares under the MRP to the directors, officers and key employees of LFC and Citizens in the future at such times as they deem most beneficial to LFC and Citizens on the basis of the individual participant's responsibility, tenure and future potential.

         THE BOARD OF DIRECTORS OF LFC RECOMMENDS THAT THE SHAREHOLDERS OF LFC APPROVE THE MRP. Accordingly, the shareholders of LFC will be asked to approve the following resolution at the Annual Meeting:

                  RESOLVED, that The Citizens Loan & Savings Company Management Recognition Plan and Trust be, and it hereby is, approved.

                                NEW PLAN BENEFITS

         The following table sets forth certain information with respect to the options expected to be granted pursuant to the Stock Option Plan and the awards expected to be made pursuant to the MRP:

                                                  Stock Option Plan (1)                           MRP
                                                  ---------------------        ---------------------------------------
Name and Position                              Shares Subject to Options       Dollar Value ($) (2)        Shares (#)
-----------------                              -------------------------       --------------------        ----------

John J. Bodle, President                                    13,225                     $178,538                5,290
All executive officers, as a group
  (3 persons)                                               16,225                      219,038                7,290
All directors who are not officers, as
  a group (5 persons)                                       15,870                      214,245                6,350
All employees who are not executive
  officers, as a group (6 persons)                           6,000                       81,000                4,000
----------------------------

(1) The dollar value of the shares subject to options under the Stock Option Plan is not determinable.

(2) Based upon the number of shares awarded multiplied by the $13.50 per share closing bid price quoted by Nasdaq on December 11, 1996.


                      PROPOSAL FOUR - SELECTION OF AUDITORS
                      -------------------------------------

         On July 11, 1996, LFC, with the approval of its Board of Directors, dismissed KPMG Peat Marwick ("KPMG") as LFC's independent auditor and engaged Grant Thornton to act in such capacity. The reports of KPMG on the financial statements of Citizens for the fiscal years ended September 30, 1994 and 1995, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 1994 and 1995, and the interim period through July 11, 1996, there were no disagreements between LFC or Citizens and KPMG on any matter of accounting principles or practices, consolidated financial statement disclosure or audit scope or procedure.

         The Board of Directors has selected Grant Thornton as the auditors of LFC and Citizens for the current fiscal year and recommends that the shareholders ratify such selection. Management expects that a representative of Grant Thornton will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


                   PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS
                   -------------------------------------------

         Any proposals of shareholders intended to be included in the proxy statement for the 1998 Annual Meeting of Shareholders of LFC should be sent to LFC by certified mail and must be received by LFC not later than August 14, 1997.

         Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.


                                          By Order of the Board of Directors




                                          John J. Bodle, President

London, Ohio
December 12, 1996

                                    EXHIBIT A

                          LONDON FINANCIAL CORPORATION
                      1997 STOCK OPTION AND INCENTIVE PLAN

                  PURPOSE. The purpose of the London Financial Corporation 1997 Stock Option and Incentive Plan (this "Plan") is to promote and advance the interests of London Financial Corporation (the "Company") and its shareholders by enabling the Company to attract, retain and reward directors and managerial and other key employees of the Company and any Subsidiary (hereinafter defined), and to strengthen the mutuality of interests between such directors and employees and the Company's shareholders, by providing such persons with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

                  DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

         "Committee" means the Committee of the Board constituted as provided in
                  Section 4 of this Plan.

         "Company" means London Financial Corporation, an Ohio corporation, or any successor corporation.

         "Director" means a member of the Board or of the Board of Directors of a Parent or Subsidiary of the Company.

         "Effective Date" means the later of the date on which the Plan is approved by the shareholders of the Company and the date on which the Plan is adopted by the Board.

         "Employee" means any person, other than an Officer or Director, employed on a full-time basis by the Company or any Parent or Subsidiary of the Company.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

         "Fair Market Value" shall be determined as follows:

                           (i) If the Shares are traded on a national securities
                  exchange at the time of grant of the Stock Option, then the Fair Market Value shall be the average of the highest and the lowest selling price on such exchange on the date such Stock Option is granted or, if there were no sales on such date, then on the next prior business day on which a sale occurred.

                           (ii) If the Shares are quoted on The Nasdaq Stock
                  Market at the time of the grant of the Stock Option, then the Fair Market Value shall be the mean between the closing high bid and low asked quotation with respect to a Common Share on such date on The Nasdaq Stock Market.

                           (iii) If the Shares are not traded on a national
                  securities exchange or quoted on The Nasdaq Stock Market, then the Fair Market Value shall be as determined by the Committee.

         "Incentive Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of this Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

         "Non-Qualified Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of this Plan that is not an Incentive Stock Option.

         "Officer" means a person who holds one of the positions specified in Article Three of the Code of Regulations of the Company or any person who holds a comparable position with any Parent or Subsidiary of the Company.

         "OTS" means the Office of Thrift Supervision, Department of the Treasury.

         "Parent" means any present or future corporation which would be a "Parent Corporation" as defined in Subsections 424(e) and (q) of the Code.

         "Participant" means an employee or director of the Company or a Subsidiary who is granted an Incentive Stock Option or a Non-Qualified Stock Option under this Plan. Notwithstanding the foregoing, for the purposes of the granting of any Incentive Stock Option under this Plan, the term "Participant" shall include only employees of the Company or a Subsidiary.

         "Plan" means the London Financial Corporation 1997 Stock Option and
                  Incentive Plan, as set forth herein and as it may be hereafter amended from time to time.

         "Shares" means the common shares, without par value, of the Company or any security of the Company issued in substitution or in exchange therefor or in lieu thereof.

         "Stock Option" means a right, granted pursuant to Section 6 of this Plan, to purchase Shares.

         "Subsidiary" means any present or future corporation which would be a "subsidiary corporation", as defined in Subsections 424(f) and
                  (g) of the Code, including, but not limited to, The Citizens Loan & Savings Company ("Citizens").

                  SHARES SUBJECT TO THE PLAN.

                           Shares Available. Subject to adjustment as provided
in Section 3(b) hereof, the aggregate number of Shares with respect to which Stock Options may be granted pursuant to the Plan shall be Fifty-Two Thousand Nine Hundred (52,900). If, after the Effective Date, any Shares subject to a Stock Option granted under the Plan, or to which such Stock Option relates, are forfeited, or if a Stock Option otherwise terminates or is cancelled without the delivery of Shares, then the Shares covered by such Stock Option, or to which such Stock Option relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Stock Options may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Stock Options may be granted, to the extent permissible under Rule 16b-3 promulgated under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

                           Adjustments and Corporate Acts. In the event that any
dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall proportionately adjust any or all (as necessary) of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Stock Options may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Stock Options, and (iii) the grant or exercise price with respect to any Stock Options; provided, in each case, that no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, or Rule 16b-3 promulgated under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time. The existence of this Plan and the Stock Options granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger, acquisition or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of another company or options to purchase the stock of another company for any Stock Option outstanding at the time of such corporate transaction or which would involve the termination of all Stock Options outstanding at the time of such corporate transaction.

                  ADMINISTRATION.

                           This Plan shall be administered by the Committee to
be comprised of not less than three of the members of the Board who are not employees of the Company. The members of the Committee shall be appointed from time to time by the Board. Members of the Committee shall serve at the pleasure of the Board, and the Board may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

                           The Committee is authorized to construe and interpret
this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of this Plan shall be final, conclusive and binding upon all persons participating in this Plan and any person validly claiming under or through persons participating in this Plan. The Company shall effect the granting of Stock Options under this Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

                  DURATION OF THIS PLAN. This Plan shall terminate on the date which is ten (10) years from the date on which this Plan is adopted by the Board, except with respect to Stock Options then outstanding. Notwithstanding the foregoing, no Incentive Stock Option may be granted under this Plan after the date which is ten (10) years from the date on which this Plan is adopted by the Board or the date on which this Plan is approved by the shareholders of the Company, whichever is earlier.

                  ELIGIBILITY AND GRANTS.

                  Persons eligible for Stock Options under this Plan shall consist of Directors and managerial and other key Employees of the Company or a Subsidiary who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company or a Subsidiary. In selecting the Directors and Employees to whom Stock Options will be awarded and the number of Shares subject to such Stock Options, the Committee shall consider the position, duties and responsibilities of the eligible Directors and Employees, the value of their services to the Company and the Subsidiaries and any other factors the Committee may deem relevant.

                  STOCK OPTIONS. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options, and such Stock Options shall be subject to the following terms and conditions as the Committee shall deem desirable:

                           Grant.

                           (i) NON-EMPLOYEE DIRECTORS. The grant of Stock
                  Options to non-employee Directors shall occur pursuant to the following formula: Stock Options to purchase 3,174 Shares shall automatically be granted to each non-employee Director on the fifth business day next following the Effective Date; in addition, Stock Options to purchase 3,174 Shares shall automatically be granted to each non-employee Director who was not a Director on the Effective Date but is elected or appointed to the Board or Board of Directors of a Subsidiary subsequent to the Effective Date on the date such election or appointment is effective. The foregoing notwithstanding, no Stock Option shall be granted if such grant would result in a violation or possible violation of federal or state securities laws.

                           (ii) OFFICERS AND EMPLOYEES. The Committee shall from
                  time to time determine the Officers and Employees to whom Stock Options shall be granted under the Plan and the number of Shares subject to such Stock Options. In selecting the Participants and in determining the number of Shares subject to each Stock Option granted under the Plan, the Committee may consider the nature of the services rendered by each such Participant, each such Participant's current and potential contribution to the Company or any Parent or Subsidiary and such other factors as the Committee may, in its sole discretion, deem relevant. An Officer or Employee who has been granted a Stock Option may, if otherwise eligible, be granted additional Stock Options. The terms and conditions of all grants of Stock Options under the Plan shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute, except that the Fair Market Value of Shares for which Stock Options are exercisable for the first time may exceed $100,000 per calendar year.

         Each Stock Option granted pursuant to the Plan shall be evidenced by an instrument in such form as approved by the Committee.

                           Stock Option Price. The option exercise price per
Common Share purchasable under a Stock Option shall be determined by the Committee at the time of the grant; provided, however, that in no event shall the exercise price of a Stock Option be less than 100% of the Fair Market Value of the Shares on the date of the grant of such Stock Option. Notwithstanding the foregoing, in the case of a Participant who owns Shares representing more than 10% of the outstanding Shares at the time the Incentive Stock Option is granted, the option exercise price shall in no event be less than 110% of the Fair Market Value of the Shares at the time the Incentive Stock Option is granted.

                           Stock Option Terms. Subject to the right of the
Company to provide for earlier termination in the event of any merger, acquisition or consolidation involving the Company, the term of each Stock Option shall be fixed by the Committee; except that the term of Incentive Stock Options will not exceed ten years after the date the Incentive Stock Option is granted; provided, however, that in the case of a Participant who owns a number of Shares representing more than 10% of the Shares outstanding at the time the Incentive Stock Option is granted, the term of the Incentive Stock Option shall not exceed five years.

                           Exercisability. Except as set forth in Section 7(f)
and Section 8 of this Plan, Stock Options awarded under this Plan shall become exercisable at the rate of one-fifth per year commencing on the date that is one year after the date of the grant of the Stock Option and shall be subject to such other terms and conditions as shall be determined by the Committee at the date of grant.

                           Method of Exercise. A Stock Option may be exercised,
in whole or in part, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee in its sole discretion, in Shares already owned by the Participant, or by surrendering outstanding Stock Options. The Committee may also permit Participants, either on a selective or aggregate basis, simultaneously to exercise Stock Options and sell Shares thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Shares.

                           Special Rule for Incentive Stock Options. With
respect to Incentive Stock Options granted under this Plan, to the extent the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of Shares with respect to which Incentive Stock Options are exercisable under all plans of the Company or a Subsidiary for the first time by a Participant during any calendar year exceeds $100,000, or such other limit as may be required by the Code, such Stock Options shall be Non-Qualified Stock Options to the extent of such excess.

                           Time of Granting of Stock Options. The date of grant
of a Stock Option under the Plan to a non-employee Director on the Effective Date shall be the fifth business day next following the Effective Date. The date of grant of a Stock Option under the Plan to a non-employee Director who is not a Director on the Effective Date shall be the effective date of election or appointment of such Director to the Board or the Board of Directors of a Subsidiary. Notice of a grant shall be given to each Participant within a reasonable time after the date of grant.

                  TERMINATION OF EMPLOYMENT OR DIRECTORSHIP.

                           Except in the event of the death or disability of a
Participant, upon the resignation, removal or retirement from the Board or the Board of Directors of a Subsidiary of any Participant who is a Director or upon the termination of employment of a Participant who is not a Director, any Stock Option which has not yet become exercisable shall thereupon terminate and be of no further force or effect, and any Stock Option which has become exercisable shall terminate if it is not exercised within 12 months of such resignation, removal or retirement.

                           Unless the Committee shall specifically state
otherwise at the time a Stock Option is granted, all Stock Options granted under this Plan shall become exercisable in full on the date of termination of a Participant's employment or directorship with the Company or a Subsidiary because of his death or disability, and, subject to extension by the Committee, all Stock Options shall terminate if not exercised within 12 months of the Participant's death or disability.

                           In the event the employment or the directorship of a
Participant is Terminated for Cause (hereinafter defined), any Stock Option which has not been exercised shall terminate as of the date of such termination for cause. For the purpose of this Section 8(c), the term "Terminated for Cause" means any removal of a Director or discharge of an Employee for the personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profits, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses), a material violation of a final cease-and-desist order or any other action of a Director or Employee which results in a substantial financial loss to the Company or a Subsidiary.

                  NON-TRANSFERABILITY OF STOCK OPTIONS.

                  No Stock Option under this Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will, pursuant to the laws of descent and distribution. During the lifetime of a Participant, Stock Options are exercisable only by, and payments in settlement of Stock Options will be payable only to, the Participant or his or her legal representative.

                  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                           The existence of this Plan and the Stock Options
granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger, acquisition or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of another company or options to purchase the stock of another company for any Stock Option outstanding at the time of such corporate transaction or which would involve the termination of all Stock Options outstanding at the time of such corporate transaction.

                           In the event of any change in capitalization
affecting the Shares, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of Shares or other form of reorganization, or any other change affecting the Shares, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of Shares for which Stock Options in respect thereof may be granted under this Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Stock Option, and the exercise price per share in respect of outstanding Stock Options.

         The Committee may also make such adjustments in the number of Shares covered by, and the exercise price or other value of, any outstanding Stock Options in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders. In the event that another corporation or business entity is being acquired by the Company, and the Company agrees to assume outstanding employee stock options and/or the obligation to make future grants of options or rights to employees of the acquired entity, the aggregate number of Shares available for Stock Options under Section 4 of this Plan may be increased accordingly.

                  AMENDMENT AND TERMINATION OF THIS PLAN.

                  Without further approval of the shareholders, the Board may at any time terminate this Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the shareholders, make any amendment which would (a) increase the aggregate number of Shares which may be issued under this Plan (except for adjustments pursuant to Section 10 of this Plan), (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) materially increase the benefits accruing to Participants under this Plan. Notwithstanding any other provision contained in the Plan, in no event shall the provisions of the Plan with respect to the amount of Shares subject to Stock Options, the exercise price of Stock Options and the timing of Stock Option grants be amended more often than once every six (6) months, other than to comport with changes in the Code, as from time to time amended, the Employee Retirement Income Security Act, as amended, or the rules and regulations promulgated thereunder.

                  MODIFICATION OF STOCK OPTIONS.

                  The Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Stock Option which the Board believes to be in the best interests of the Company; provided, however, that no such modification, extension or renewal shall reduce the exercise price or confer on the holder of such Stock Option any right or benefit which could not be conferred on him by the grant of a new Stock Option at such time and shall not materially decrease the Participant's benefits under the Stock Option without the consent of the holder of the Stock Option, except as otherwise permitted under this Plan.

                  MISCELLANEOUS.

                           Tax Withholding. The Company shall have the right to
deduct from any settlement, including the delivery or vesting of Shares, made under this Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Shares are used to satisfy tax withholding, such Shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

                           No Right to Employment. Neither the adoption of this
Plan nor the granting of any Stock Option shall confer upon any Employee any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its Employees at any time, with or without cause.

                           Annulment of Stock Options. The grant of any Stock
Option payable in Shares is provisional until the Participant becomes entitled to the certificate in settlement thereof. In the event the employment or the directorship of a Participant is Terminated for Cause, any Stock Option which is provisional shall be annulled as of the date of such termination.

                           Other Company Benefit and Compensation Programs.
Payments and other benefits received by a Participant under a Stock Option made pursuant to this Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that a Stock Option or portion of a Stock Option should be included to accurately reflect competitive compensation practices or to recognize that a Stock Option has been made in lieu of a portion of competitive annual cash compensation. Stock Options under this Plan may be made in combination with or in tandem with, or as alternatives to, grants, stock options or payments under any other plans of the Company or a Subsidiary. This Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward directors and employees for their service with the Company and its Subsidiaries.

                           Securities Law Restrictions. No Shares shall be
issued under this Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under this Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                           Stock Option Agreement. Each Participant receiving a
Stock Option under this Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Stock Option and such related matters as the Committee shall, in its sole discretion, determine.

                           Cost of Plan. The costs and expenses of administering
this Plan shall be borne by the Company.

                           Governing Law. This Plan and all actions taken
hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent that federal law shall be deemed applicable.

                           Effective Date. This Plan shall be effective upon the
later of adoption by the Board and approval by the Company's shareholders. This Plan shall be submitted to the shareholders of the Company for approval at an annual or special meeting of shareholders to be held no sooner than six months after the effective date of the Conversion of Citizens from mutual to stock form.

                                    EXHIBIT B

                       THE CITIZENS LOAN & SAVINGS COMPANY
                           MANAGEMENT RECOGNITION PLAN
                               AND TRUST AGREEMENT


                                    ARTICLE I
                                   DEFINITIONS

         The following words and phrases when used in this Agreement with an initial capital letter shall have the meanings set forth below, unless the context clearly indicates otherwise. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural:

         1.01 "Agreement" means The Citizens Loan & Savings Company Management Recognition Plan and Trust Agreement.

         1.02 "Association" means The Citizens Loan & Savings Company, a savings and loan association incorporated under the laws of the State of Ohio.

         1.03 "Award" means a right granted to a Director, Officer or Employee under this Plan to receive Plan Shares, dividends thereon and earnings on such dividends.

         1.04 "Beneficiary" means the person or persons designated by a Recipient to receive any benefits payable under this Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Recipient's estate.

         1.05 "Board" means the Board of Directors of the Association.

         1.06 "Committee" means the Management Recognition Plan Committee appointed by the Board pursuant to Article IV hereof.

         1.07 "Common Shares" means common shares of the Corporation.

         1.08 "Conversion" means the conversion of the Association from mutual to stock form.

         1.09 "Corporation" means London Financial Corporation, a savings and loan holding company incorporated under the laws of the State of Ohio for the purpose of holding all of the common shares of the Association issued in connection with the Conversion.

         1.10 "Director" means any person who is a member of the Board of Directors of the Corporation, the Association or a Subsidiary.

         1.11 "Effective Date" means the later of the date on which the Plan is approved by the shareholders of the Corporation and the date on which the Plan is adopted by the Board.

         1.12 "Employee" means any person who is employed by the Corporation, the Association or a Subsidiary.

         1.13 "Officer" means a person who holds one of the positions specified in Article Three of the Code of Regulations of the Corporation or any person who holds a comparable position with any Parent or Subsidiary of the Corporation.

         1.14 "Person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

         1.15 "Plan" means the Management Recognition Plan established by this Agreement.

         1.16 "Plan Shares" means the Common Shares held pursuant to the Trust and which are awarded or issuable to a Recipient pursuant to the Plan.

         1.17 "Plan Share Reserve" means the Common Shares held by the Trustee pursuant to Sections 5.02 and 5.03 of this Agreement.

         1.18 "Recipient" means any Director or Employee who receives an Award under the Plan.

         1.19 "Subsidiaries" means subsidiaries of the Association which, with the consent of the Board, agree to participate in the Plan.

         1.20 "Trust" means the trust established by this Agreement.

         1.21 "Trustee(s)" means the person(s) or entity nominated by the Committee and approved by the Board pursuant to Sections 4.01 and 4.02 to hold legal title to the Plan assets for the purposes set forth herein.


                                   ARTICLE II
                       ESTABLISHMENT OF THE PLAN AND TRUST

         2.01 The Association hereby establishes a Management Recognition Plan and Trust upon the terms and subject to the conditions set forth in this Agreement.

         2.02 The Trustee hereby accepts the Trust and agrees to hold the Trust assets existing on the date of this Agreement and all additions and accretions thereto upon the terms and conditions of this Agreement.


                                   ARTICLE III
                               PURPOSE OF THE PLAN

         The purpose of the Plan is to reward and retain the Directors, Officers and Employees of the Corporation, the Association and the Subsidiaries who are in key positions of responsibility by providing such Directors, Officers and Employees with an equity interest in the Corporation as reasonable compensation for their contributions to the Corporation, the Association and the Subsidiaries.


                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

         4.01 ROLE OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, which shall consist of not less than three members of the Board who are not Employees. The Committee shall have all of the powers set forth in this Plan. The interpretation and construction by the Committee of any provisions of this Agreement or of any Award granted hereunder shall be final, conclusive and binding, subject to the role of the Board pursuant to
Section 4.02 of this Agreement. The Committee shall act by the vote, or the written consent, of a majority of its members. The Committee shall report actions and decisions with respect to the Plan to the Board upon request by the Board. The Committee shall recommend to the Board one or more persons or entities to act as Trustee(s) in accordance with the provisions of the Plan and the Trust and the terms of Article VIII of this Agreement.

         4.02 ROLE OF THE BOARD. The members of the Committee and the Trustee(s) shall be appointed or approved by and will serve at the pleasure of the Board. The Board may in its discretion from time to time remove members from or add members to the Committee and may remove, replace or add Trustee(s). All decisions, determinations and interpretations of the Board shall be final, conclusive and binding upon all parties having an interest in the Plan.

         4.03 LIMITATION ON LIABILITY. No member of the Board or the Committee, nor any Trustee, shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Awards granted under the Plan. If a member or Trustee of the Board or of the Committee or any Trustee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by such member or Trustee in such capacity under or with respect to this Plan, the Association shall indemnify such member or Trustee against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such member or Trustee in connection with such action, suit or proceeding if such member or Trustee acted in good faith and in a manner such member or Trustee reasonably believed to be in or not opposed to the best interests of the Corporation, the Association and the Subsidiaries and, with respect to any criminal action or proceeding, had no reasonable cause to believe such member's or Trustee's conduct was unlawful.


                                    ARTICLE V
                        CONTRIBUTIONS; PLAN SHARE RESERVE

         5.01 AMOUNT AND TIMING OF CONTRIBUTIONS. The Board shall determine the amounts (or the method of computing the amounts) to be contributed by the Association to the Trust. Such amounts shall be paid to the Trustee at the time of contribution. No contributions to the Trust by Directors, Officers or Employees shall be permitted.

         5.02 INVESTMENT OF TRUST ASSETS. Except as otherwise permitted by
Section 8.02 of this Agreement, the Trustee shall invest all of the Trust's assets, after providing for any required withholding as needed for tax purposes, exclusively in Common Shares; provided, however, that the Trust shall not purchase a number of Common Shares equal to more than three percent of the number of Common Shares issued in connection with the Conversion, except that if the Association's tangible capital exceeds ten percent, the Trust may purchase a number of Common Shares equal to up to four percent of the Common Shares issued in connection with the Conversion. After such investment, the Common Shares shall be held by the Trustee in the Plan Share Reserve until such Common Shares are subject to one or more Awards. Any funds held by the Trust before purchasing Common Shares shall be invested by the Trustee in such interest-bearing account or accounts at the Association as the Trustee shall determine to be appropriate.

         5.03 EFFECT OF AWARDS, RETURNS AND FORFEITURES UPON PLAN SHARE RESERVES. Upon the grant of Awards under Section 6.02 of this Agreement, or the decision of the Committee to return Plan Shares to the Corporation, the Plan Share Reserve shall be reduced by the number of Plan Shares so allocated or returned. Any Plan Shares subject to an Award which is subject to forfeiture by the Recipient pursuant to Section 7.01 of this Agreement shall be retained in the Plan Share Reserve.


                                   ARTICLE VI
                            ELIGIBILITY; ALLOCATIONS

         6.01 ELIGIBILITY. Directors, Officers and Employees are eligible to receive Awards.

         6.02 AWARDS TO OFFICERS AND EMPLOYEES. The Committee will determine which of the Officers and Employees will be granted Awards and the number of Plan Shares covered by each Award; provided, however, that the aggregate number of Plan Shares covered by Awards to any one Officer or Employee shall not exceed 25% of the total number of Plan Shares. The number of Plan Shares covered by such Awards may not exceed the number of Plan Shares in the Plan Share Reserve immediately before the grant of such Awards. In the event Plan Shares are forfeited for any reason or additional Plan Shares are purchased by the Trustee, the Committee may, from time to time, determine which of the Employees will be granted additional Awards to be awarded from forfeited or additional Plan Shares.

         In selecting the Officers and Employees to whom Awards will be granted and the number of shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible Officers and Employees, the value of their services to the Corporation, the Association and the Subsidiaries and any other factors the Committee may deem relevant.

         6.03 AWARDS TO DIRECTORS. An Award of 1,270 Plan Shares shall be granted to each non-employee Director on the fifth business day next following the Effective Date. In addition, an Award of 1,270 Plan Shares shall automatically be granted to each non-employee Director who was not a Director on the Effective Date but who is elected or appointed

Director subsequent to the Effective Date on the effective date of such election or appointment. The foregoing notwithstanding, no Award shall be granted if such grant would result in a violation or possible violation of federal or state securities laws. Non-employee directors, individually, may not receive Awards totalling more than 5% of the Plan Shares, and the number of Plan Shares awarded to all non-employee Directors, in the aggregate, may not exceed 30% of the total number of Plan Shares.

         6.04 FORM OF ALLOCATION. As promptly as practicable after a determination is made pursuant to Section 6.02 of this Agreement that an Award is to be made, or following the grant of an Award pursuant to Section 6.03 of this Agreement, the Committee shall notify the Recipient in writing of the grant of the Award, the number of Plan Shares covered by the Award and the terms upon which the Plan Shares subject to the Award may be earned. The date on which the Committee determines that an Award is to be made or a later date designated by the Committee or, in the case of Awards granted pursuant to Section 6.03 of this Agreement, the fifth business day next following the Effective Date or the effective date of election or appointment, as appropriate, shall be considered the date of grant of the Awards. The Committee shall maintain records as to all grants of Awards under the Plan.

         6.05 AWARDS NOT REQUIRED. None of the Officers or Employees, either individually or as a group, shall have any right or entitlement to receive an Award under the Plan. The Committee may, with the approval of the Board, and shall, if so directed by the Board, return all Common Shares in the Plan Share Reserve to the Corporation at any time and thereafter cease issuing Awards.

         6.06 SHAREHOLDER APPROVAL. This Agreement shall be submitted to the shareholders of the Corporation at an annual or special meeting to be held no sooner than six months after the effective date of the Conversion. Notwithstanding anything to the contrary in this Agreement, no Awards may be granted hereunder until the shareholders of the Corporation approve this Agreement.


                                   ARTICLE VII
             EARNING AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS

         7.01 EARNING PLAN SHARES; FORFEITURES.

                    (a) GENERAL RULES. Unless the Committee shall specifically state a longer period of time over which Awards shall be earned and non-forfeitable at the time an Award is granted, Plan Shares subject to each Award shall be earned and non-forfeitable by a Recipient over a period of five years at the rate of one-fifth per year commencing on the date which is one year after the date of the grant of such Award.

                    (b) REVOCATION. Unless otherwise permitted by applicable laws and regulations, any Plan Shares that have not been earned and are not non-forfeitable in accordance with Section 7.01(a) of this Agreement shall be forfeited in the event that (i) a Recipient who is a Director ceases to serve on the Board or (ii) a Recipient who is not a Director of the Association ceases to be an Employee of the Association, except as otherwise provided in subsection
(c) of this Section 7.01.

                    (c) EXCEPTION FOR TERMINATIONS DUE TO DEATH OR DISABILITY. All Plan Shares subject to an Award held by a Recipient whose service as a Director or Employee of the Corporation, the Association or a Subsidiary terminates due to (i) death or (ii) disability (as determined by the Committee) shall be deemed fully earned and non-forfeitable as of the later of the Recipient's last day of service as a Director or the Recipient's last day of service as an Employee and shall be distributed as soon as practicable thereafter.

         7.02 DISTRIBUTION OF PLAN SHARES.

              (a) TIMING OF DISTRIBUTIONS: GENERAL RULE. Except as otherwise provided in this Agreement, Plan Shares shall be distributed to the Recipient or his Beneficiary, as the case may be, as soon as practicable after they have been earned.

              (b) FORM OF DISTRIBUTION. All distributions of Plan Shares, together with any shares representing stock dividends, shall be distributed in the form of Common Shares. No fractional shares shall be distributed. Payments representing cash dividends (and earnings thereon) shall be made in cash.

              (c) WITHHOLDING. The Trustee may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes and, if the amount of such cash payment is not sufficient, the Trustee may require the Recipient or Beneficiary to pay to the Trustee the amount required to be withheld as a condition of delivering the Plan Shares. The Trustee shall pay over to the Association or the Subsidiary which employs or employed such Recipient or which the Recipient serves or served as a Director, any such amount withheld from or paid by the Recipient or Beneficiary.

              (d) REGULATORY EXCEPTIONS. Notwithstanding anything to the contrary in this Agreement, no Plan Shares, upon becoming fully earned and non-forfeitable, shall be distributed unless and until all of the requirements of all applicable laws and regulations shall have been met.

         7.03 VOTING OF PLAN SHARES. All Common Shares held by the Trustee in the Plan Share Reserve which have not yet been earned by a Recipient pursuant to
Section 7.01 of this Agreement shall be voted by the Trustee. A Recipient shall be entitled to direct the voting of Plan Shares which have been earned pursuant to Section 7.01 of this Agreement but have not yet been distributed to him.


                                  ARTICLE VIII
                                      TRUST

         8.01 TRUST. The Trustee shall receive, hold, administer, invest and make distributions and disbursements from the Trust in accordance with the provisions of the Plan and the Trust and the applicable directions, rules, regulations, procedures and policies established by the Committee pursuant to this Agreement.

         8.02 MANAGEMENT OF TRUST. The Trustee shall have complete authority and discretion with respect to the management, control and investment of the Trust, and the Trustee shall invest all assets of the Trust, except those attributable to cash dividends paid with respect to Plan Shares not held in the Plan Share Reserve, in Common Shares to the fullest extent practicable, and except to the extent that the Trustee determines that the holding of monies in cash or cash equivalents is necessary to meet the obligations of the Trust. In performing his duties, the Trustee shall have the power to do all things and execute such instruments as may be deemed necessary or proper, including the following powers:

                    (a) To invest up to one hundred percent of all Trust assets in Common Shares without regard to any law now or hereafter in force limiting investments for Trustees or other fiduciaries. The investment authorized herein may constitute the only investment of the Trust, and, in making such investment, the Trustee is authorized to purchase Common Shares from the Corporation or from any other source. Such Common Shares so purchased may be outstanding, newly issued or treasury shares;

                    (b) To invest any Trust assets not otherwise invested in accordance with Section 8.02(a) of this Agreement in such deposit accounts and certificates of deposit (including those issued by the Association), obligations of the United States Government or its agencies or such other investments as shall be considered the equivalent of cash;

                    (c) To sell, exchange or otherwise dispose of any property at any time held or acquired by the Trust;

                    (d) To cause stocks, bonds or other securities to be registered in the name of a nominee, without the addition of words indicating that such security is an asset of the Trust (but accurate records shall be maintained showing that such security is an asset of the Trust);

                    (e) To hold cash without interest in such amounts as may be reasonable, in the opinion of the Trustee, for the proper operation of the Plan and the Trust;

                    (f) To employ brokers, agents, custodians, consultants and accountants;

                    (g) To hire counsel to render advice with respect to the Trustee's rights, duties and obligations hereunder, and such other legal services or representation as the Trustee may deem desirable; and

                    (h) To hold funds and securities representing the amounts to be distributed to a Recipient or his Beneficiary as a consequence of a dispute as to the disposition thereof, whether in a segregated account or held in common with other assets of the Trust.

Notwithstanding anything herein contained to the contrary, the Trustee shall not be required to make any inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or to give bond.

         8.03 RECORDS AND ACCOUNTS. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection by any legally entitled person or entity to the extent required by applicable law, or any other person determined by the Committee.

         8.04 EARNINGS. All earnings, gains and losses with respect to Trust assets shall be allocated, in accordance with a reasonable procedure adopted by the Committee, to bookkeeping accounts for Recipients or to the general account of the Trust, depending on the nature and allocation of the assets generating such earnings, gains and losses. Without limiting the generality of the foregoing, any earnings on cash dividends received with respect to Common Shares shall be allocated to accounts for Recipients, if such shares are the subject of outstanding Awards, or otherwise to the Plan Share Reserve.

         8.05 EXPENSES. All costs and expenses incurred in the operation and administration of the Plan shall be paid by the Association.


                                   ARTICLE IX
                                  MISCELLANEOUS

         9.01 ADJUSTMENTS FOR CAPITAL CHANGES. The aggregate number of Plan Shares available for issuance pursuant to the Awards and the number of Plan Shares to which any Award relates shall be proportionately adjusted for any increase or decrease in the total number of outstanding Common Shares issued subsequent to the effective date of the Plan if such increase or decrease resulted from any split, subdivision or consolidation of shares or other capital adjustment, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.

         9.02 AMENDMENT AND TERMINATION OF PLAN. The Board may, by resolution, at any time amend or terminate the Plan; provided, however, that in no event shall the provisions of the Plan with respect to the number of Plan Shares which may be subject to Awards and the timing of grants of Awards be amended more often than once every six (6) months, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act, as amended, or the rules and regulations promulgated thereunder. The power to amend or terminate the Plan shall include the power to direct the Trustee to return to the Corporation or the Association all or any part of the assets of the Trust, including Common Shares held in the Plan Share Reserve, as well as Common Shares and other assets subject to Awards which are not yet earned by the Directors or Employees to whom they are allocated; provided, however, that the termination of the Trust shall not affect a Recipient's right to earn Awards and to the distribution of Common Shares relating thereto, and dividends and earnings thereon, in accordance with the terms of this Agreement and the grant by the Committee or the Board.

         9.03 NONTRANSFERABLE. Awards and rights to Plan Shares shall not be transferable by a Recipient. During the lifetime of the Recipient, Plan Shares may only be earned by and paid to the Recipient who was notified in writing of the Award by the Committee pursuant to Section 6.03 of this Agreement. No Recipient or Beneficiary shall have any right in or claim to any assets of the Plan or the Trust, nor shall the Corporation, the Association or any Subsidiary be subject to any claim for benefits hereunder.

         9.04 DIRECTORSHIP RIGHTS. Neither this Agreement nor any grant of an Award hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Director to continue to serve as a Director of the Association or a Subsidiary.

         9.05 EMPLOYMENT RIGHTS. Neither this Agreement nor any grant of an Award hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Employee to continue in the employ of the Corporation, the Association or a Subsidiary.

         9.06 VOTING AND DIVIDEND RIGHTS. No Recipient shall have any voting or dividend rights or other rights of a shareholder in respect of any Plan Shares covered by an Award, except as expressly provided in Sections 7.02 and 7.03 of this Agreement, prior to the time such Plan Shares are actually distributed to such Recipient.

         9.07 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Ohio, except to the extent that federal law shall be deemed applicable.

         9.08 EFFECTIVE DATE. Subject to Section 6.06 of this Agreement, this Agreement shall be effective as of the ___ day of ____________, 1997.

         9.09 TERM OF PLAN. The Plan shall remain in effect until the earlier of
(a) the termination of the Plan by the Board or (b) the distribution of all assets from the Trust. The termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been earned and paid or by their terms expire or are forfeited.

         9.10 TAX STATUS OF TRUST. It is intended that the trust established hereby be treated as a grantor trust of the Association under the provisions of
Section 671, et seq., of the Code.

         IN WITNESS WHEREOF, the following Trustees execute this Agreement, accepting and binding themselves to undertake and perform the obligations and duties of the Trustee hereunder and consenting to the foregoing Agreement effective the ___ day of ____________, 1997.



                              By:                             (Trustee)
                                  ---------------------------


                              By:                             (Trustee)
                                  ---------------------------

         IN WITNESS WHEREOF, the Association has caused this Agreement to be executed by its duly authorized officer and duly attested, all as of the ___ day of ____________, 1997.

                                         THE CITIZENS LOAN & SAVINGS COMPANY



                                         By:
                                             ---------------------------
                                                John J. Bodle
                                                 its President

ATTEST:


-----------------------
Rebecca A. Lohr
its Secretary